Exhibit 99.1

For Immediate Release

Media Contact

Cari Palmer

(949) 234-1999

cbeck@seychelle.com

Seychelle Reports Operations Summary for the Fiscal Quarter and Nine Months ended November 30, 2019

ALISO VIEJO, CA -- (BUSINESS WIRE January 14, 2020 - Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle, we, us, our or the Company) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today.

For the Fiscal Quarter ended November 30, 2019, Revenue was $816,001, compared to $609,444 in the prior year’s fiscal quarter. Seychelle had net profit of $10,418 for the fiscal quarter ended November 30, 2019, or ($.00) per share, compared to prior year's fiscal quarter Net loss of $128,256, or $.00 per share.

For the Nine Months ended November 30, 2019, Revenue was $2,287,343 compared to $2,479,023 in the prior year’s nine month period. Seychelle had Net loss of $67,434 for the nine month ended November 30, 2019, or ($.00) per share, compared to prior year's six months’ Net loss of $163,087, or ($.01) per share.

Seychelle is planning an aggressive product marketing program to explain the problems, needs, solutions and benefits of our filtration technology as used with our entire line of products. These products all have the ability to remove contaminants at point-of-use.

A significant part of our marketing program going forward will be to educate the public regarding a prominent contaminant called PFAS. This is a toxic Teflon chemical found in non-stick pans, cleaning products, paints, firefighting foam and many other products. Using 2016 data collected by federal scientists, the Environmental Working Group (EWG) an advocacy group based in Washington DC, estimates that up to 110 million people are served by water supplies contaminated with PFAS.

Seychelle has a completed line of products tested proven to remove this contaminant. Our mission will be to alert the public to the significant contamination and the direct effect on human health of PFAS.

"Dedicated to improving the quality of life through the quality of our drinking water”.

Note to Investors

This press release may contain certain forward-looking information about the Seychelle's business prospects/projections. These are based upon good-faith current expectations of Seychelle's management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com or call (949) 234-1999.